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Consent of Independent Registered Public Accounting Firm

We hereby consent to the use (incorporation by reference) in the Prospectus constituting a part of this Registration Statement of our report dated May 15, 2023 relating to the consolidated financial statements (and schedules) of Liberty Star Uranium & Metals, Corp., which is (are) contained (incorporated by reference) in that Prospectus (and of our report dated May 15, 2023) relating to the schedules, which is contained in Part II of the Registration Statement).

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
December 22, 2023

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone:972-239-1660/Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com

INAA GROUP
INTERNATIONAL ASSOCIATION OF ACCOUNTANTS AND AUDITORS